Exhibit 3.9

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

HIGHMOUNT BLACK WARRIOR BASIN LLC

Pursuant to Section 18-208 of the Delaware Limited Liability Company Act, the undersigned desires to amend and restate the original Certificate of Formation of HighMount Black Warrior Basin LLC filed with the Delaware Secretary of State on July 31, 2007, and for that purpose does hereby certify as follows:

1.          The name of the limited liability company is Walter Black Warrior Basin LLC (the “Company”).

2.          The registered office of the Company in the State of Delaware is located at the Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 28th day of May, 2010.

By:	/s/ Catherine C. Bona
Name:	Catherine C. Bona
Title:	Authorized Person

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

• First: The name of the limited liability company is HighMount Black Warrior Basin LLC

• Second: The address of its registered office in the State of Delaware is 2711 Centerville, ate. 400 in the City of Wilmington Zip Code 19808 .

The name of Its Registered agent at such address is Corporation Service Company

• Third: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 31st day of July  , 2007.

By:
Authorized Person(s)

Name:	/s/ Kenneth J. Zirghini
Typed or Printed